Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Manager of Investor Relations, or
Carlynn Finn, Investor Relations Analyst
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2007 Fourth Quarter and Annual Results

Newton, MA (February 13, 2008):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and twelve months ended December 31, 2007.

Results for the quarter ended December 31, 2007:

Net income available for common shareholders was $76.0 million, or $0.81 per share, for the quarter ended December 31, 2007, compared to $60.0 million, or $0.79 per share, for the same quarter last year.  Net income available for common shareholders for the three months ended December 31, 2007, includes a $1.3 million, or $0.01 loss per share on asset impairment.

Funds from operations (FFO) for the quarter ended December 31, 2007, were $108.2 million, or $1.15 per share.  This compares to FFO for the quarter ended December 31, 2006, of $75.6 million, or $1.00 per share.

The weighted average number of common shares outstanding totaled 93.9 million and 75.6 million for the quarters ended December 31, 2007 and 2006, respectively.

Results for the twelve months ended December 31, 2007:

Net income available for common shareholders was $304.2 million, or $3.27 per share, for the twelve months ended December 31, 2007, compared to $161.4 million, or $2.20 per share, for the same period last year.  Net income available for common shareholders for the twelve months ended December 31, 2007 includes: (i) a $95.7 million, or $1.03 per share, gain from the sale of real estate; (ii) $2.7 million, or $0.03 per share, of costs associated with the spin off of TravelCenters of America LLC (AMEX: TA), or TA, to HPT’s shareholders on January 31, 2007; and (iii) a $1.3 million, or $0.01 per share, loss on asset impairment.

FFO for the twelve months ended December 31, 2007, were $431.8 million, or $4.64 per share.  This compares to FFO for the twelve months ended December 31, 2006, of $307.7 million, or $4.20 per share.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange. No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

The weighted average number of common shares outstanding totaled 93.1 million and 73.3 million for the twelve months ended December 31, 2007 and 2006, respectively.

Hotel Portfolio Performance:

For the quarter and year ended December 31, 2007 compared to the quarter and year ended December 31, 2006 hotels owned by HPT produced revenue per available room, or RevPAR, average daily rate, or ADR, and occupancy as follows:

	3 Months Ended December 31,			12 Months Ended December 31,
	2006	2007	Change	2006	2007	Change

RevPAR	70.25	74.64	6.2%	73.36	77.38	5.5%
ADR	102.85	108.33	5.3%	101.04	107.18	6.1%
Occupancy	68.3%	68.9%	0.6 pt	72.6%	72.2%	-0.4 pt

Common Dividend:

On January 3, 2008, HPT announced a regular quarterly common dividend of $0.77 per share payable to shareholders of record on January 14, 2008; this dividend will be paid on or about February 15, 2008.

Conference Call:

On Wednesday, February 13, 2008, at 1:00 p.m. Eastern Time, John Murray, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the fourth quarter and twelve months ended December 31, 2007.

The conference call telephone number is (888) 228-5287.  Participants calling from outside the United States and Canada should dial (913) 312-0650.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Wednesday, February 20, 2008.  To hear the replay, dial (719) 457-0820.  The replay pass code is 8431243.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Fourth Quarter 2007 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 291 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Hotel operating revenues (1)	$227,031	$213,457	$941,455	$879,324
Minimum rent (1)	87,945	29,161	310,764	115,461
Percentage rent (2)	6,055	5,188	6,055	5,188
FF&E reserve income (3)	5,293	4,794	22,286	20,299
Interest income	436	1,287	4,919	2,674
Total revenues	326,760	253,887	1,285,479	1,022,946

Expenses:
Hotel operating expenses (1)	137,758	132,614	657,000	618,334
Interest (including amortization of deferred financing costs of $1,051, $659, $3,659 and $2,579, respectively)	38,029	20,500	140,517	81,451
Depreciation and amortization	56,218	36,416	216,688	141,198
General and administrative	9,421	5,868	37,223	25,090
TA spin off costs (4)	—	—	2,711	—
Loss on asset impairment (5)	1,332	—	1,332	—
Total expenses	242,758	195,398	1,055,471	866,073

Income before income taxes	84,002	58,489	230,008	156,873
Income tax expense	(548)	(186)	(2,191)	(372)

Income from continuing operations	83,454	58,303	227,817	156,501
Discontinued operations (6):
Income from discontinued operations	—	3,563	7,440	12,538
Gain on sale of real estate used by discontinued operations	—	—	95,711	—
	—	3,563	103,151	12,538

Net income	83,454	61,866	330,968	169,039
Preferred distributions	(7,470)	(1,914)	(26,769)	(7,656)
Net income available for common shareholders	$75,984	$59,952	$304,199	$161,383

Calculation of FFO (7):
Net income available for common shareholders	$75,984	$59,952	$304,199	$161,383
Add: FF&E deposits not in net income (discontinued operations) (3)	—	427	990	1,942
Depreciation and amortization (continuing operations)	56,218	36,416	216,688	141,198
Depreciation and amortization (discontinued operations) (6)	—	753	1,636	3,206
TA spin off costs (4)	—	—	2,711	—
Loss on asset impairment (5)	1,332	—	1,332	—
Less: Gain on sale of real estate (discontinued operations) (6)	—	—	(95,711)	—
Deferred percentage rent previously recognized in FFO (continuing operations) (2)	(4,748)	(4,179)	—	—
Deferred percentage rent previously recognized in FFO (discontinued operations) (5)	—	(428)	—	—
Deferred additional returns previously recognized in FFO (continuing operations) (8)	(20,516)	(17,318)	—	—
Funds from operations (“FFO”)	$108,270	$75,623	$431,845	$307,729

Weighted average common shares outstanding	93,891	75,587	93,109	73,279

Per common share amounts:
Income from continuing operations available for common shareholders	$0.81	$0.75	$2.16	$2.03
Income from discontinued operations available for common shareholders	$0.00	$0.04	$1.11	$0.17
Net income available for common shareholders	$0.81	$0.79	$3.27	$2.20
FFO (7)	$1.15	$1.00	$4.64	$4.20
Common distributions declared	$0.77	$0.74	$3.06	$2.95

See Notes on page 5

(1)         At December 31, 2007, each of our 292 hotels are included in one of ten combinations of hotels of which 201 are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 91 are leased to third parties. Our 185 travel centers are leased under two agreements. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers.

(2)         In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned.

(3)        Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. At December 31, 2007, we own the FF&E Reserve escrows for all our hotels. Through July 26, 2007, we had a security and remainder interest in the FF&E Reserve escrows for our former Homestead Studio Suites hotels (see Note 6). When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we had a security and remainder interest in the FF&E Reserve escrows of our Homestead Studio Suites hotels, deposits were not included in revenue. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(4)        During the first quarter of 2007, we expensed $2,711 of costs in connection with the spin off of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders on January 31, 2007.

(5)         In December 2007, we authorized Global Hyatt Corporation to pursue the sale of our AmeriSuites hotel in Atlantic Beach, NC.  In connection with this decision we recorded a $1,332, or $.01 loss per share on asset impairment.

(6)        On July 26, 2007, we sold 18 Homestead Studio Suites hotels for $205,350 and recognized a gain on sale of $95,711. We have reclassified our consolidated statement of income for all periods presented to show the results of operations of the hotels which have been sold as discontinued.  Following is a summary of the operating results of these discontinued operations:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Minimum rent	$—	$3,990	$9,218	$15,960
Percentage rent (2)	—	510	267	509
Total revenue	—	4,500	9,485	16,469
Depreciation and amortization	—	(754)	(1,636)	(3,206)
General and administrative	—	(183)	(409)	(725)
	—
Income from discontinued operations	$—	$3,563	$7,440	$12,538

(7)        We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see Note 3), deferred percentage rent (see Note 2) and deferred additional returns (see Note 8) and exclude TA spin off costs (see Note 4) and loss on asset impairment (see note 5). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(8)        Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income, we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.  Additional returns included in FFO were $3,665 and $2,711 in the fourth quarter of 2007 and 2006, respectively.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$1,377,520	$582,562
Buildings, improvements and equipment	4,818,711	3,436,219
	6,196,231	4,018,781
Accumulated depreciation	(849,470)	(702,513)
	5,346,761	3,316,268

Cash and cash equivalents	23,401	553,256
Restricted cash (FF&E reserve escrow)	28,134	27,363
Other assets, net	281,011	60,576
	$5,679,307	$3,957,463

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$158,000	$—
Senior notes, net of discounts	1,842,756	1,196,130
Convertible senior notes	575,000	—
Mortgage payable	3,635	3,700
Security deposits	169,406	185,366
Accounts payable and other liabilities	134,705	119,536
Due to affiliate	4,617	3,277
Dividends payable	4,754	1,914
Total liabilities	2,892,873	1,509,923

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares and none issued and outstanding, respectively, aggregate liquidation preference $317,500	306,833	—
Common shares of beneficial interest; $0.01 par value;150,000,000 shares authorized; 93,892,719 and 86,284,251 shares issued and outstanding, respectively	939	863
Additional paid-in capital	3,048,881	2,703,687
Cumulative net income	1,711,079	1,380,111
Cumulative preferred distributions	(93,761)	(66,992)
Cumulative common distributions	(2,270,843)	(1,653,435)
Total shareholders’ equity	2,786,434	2,447,540
	$5,679,307	$3,957,463

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